Exhibit 99.1

PRESS RELEASE

SnapAV and Control4 Combine to Transform Global Smart Home Industry

Combined company to expand investments in industry-leading solutions and services, driving growth, efficiency and value for technology professionals.

Charlotte, NC — August 1, 2019 9:00 a.m. ET — Today SnapAV, a leading provider of A/V, surveillance, networking and remote management products for professionals, and Control4 Corporation, a leading global provider of smart home solutions, announce the successful completion of their merger. Unified into a single organization, Control4® becomes a professional smart home brand in the company portfolio, SnapAV continues to bring technology professionals a trusted, end-to-end partner that invests relentlessly in growing the industry and helping their businesses succeed.

“The smart home industry is poised for massive growth, and much of that growth will be driven and satisfied by professionals. Our team shares a passion to deliver fantastic experiences to homeowners and businesses,” said John Heyman, chief executive officer of SnapAV. “Through this combination of industry leaders, we have organized ourselves around delivering a unified and integrated company that gives dealers one place to go for the best and broadest selection of products, greatest technical support, most rewarding sales programs, robust training resources, and more.”

The combination of these two industry-leading companies brings together a robust product catalog of in-house brands and third-party products, backed by highly-experienced product engineering teams, award-winning customer service, education and training programs, and in-field technical support. Together they have the resources and logistics infrastructure to be a one-stop shop that drives value added services for technology professionals across the industries they serve.

The SnapAV product development team led by Charlie Kindel as chief product & technology officer envisions a roadmap that blends deep innovation with simplicity, interoperability, and quality. “We know this to be true: the number of connected devices in the home will continue to increase. Homeowners want help removing complexity so they can enjoy life at home more and manage technology less,” says Charlie. “We’re focused on the vision of making end-customers rave about our fantastic products and the great living experiences our dealers create with those products. Through this merger, we will fulfill the true promise of the smart home.”

Together the combined company offers a broad product portfolio. Adding the award-winning Control4 Smart Home OS, an operating system specifically designed for the modern, pro-installed smart home, gives SnapAV one of the most connected product portfolios with interoperability across nearly 14,000 devices from hundreds of manufacturers. Control4 will continue to be available only through Control4 Authorized Dealers, and the high standards required for dealer certification will not change. All brands in the combined product portfolio — including Pakedge® and Araknis®, OvrC® and BakPak®, Triad® and Episode® — continue to be supported today, and dealers can use the solution that best fits their business needs.

Bryan Naquin, owner of Acadian Home Theater and Automation in Baton Rouge, Louisiana is enthusiastic about the merger. “The merger feels like a game-changer for my company, and for the industry. As one company, it means more help with all my installation needs which would simplify my business, and make it much easier to support my customers,” Naquin said. “I’m looking forward to seeing how the combined company will evolve.”

Dealers can expect to see continued investment in both local and international expansion. Ordering products will remain the same for now, but over time, the combined portfolios will be made available through easy and convenient online ordering, industry-leading shipping, and local pickup. SnapAV intends to invest further into the international markets Control4 has established including the UK, Ireland, China, Germany, Australia, New Zealand, and Switzerland.

“Today is day one of this journey, and we are just getting started. SnapAV is committed to investing relentlessly in the success of its dealers and fueling broad industry growth to better serve our shared customers. We believe in the importance of professionally installed systems, and we are laying the groundwork to ensure those businesses succeed long into the future,” concluded Heyman.

With a combined 1,200 employees, SnapAV CEO John Heyman will lead the merged teams as chief executive officer, while former Control4 CEO Martin Plaehn joins the board of directors of SnapAV’s parent company. Jeff Hindman joins the executive team as chief revenue officer, while former Amazon Alexa executive and Control4 SVP of products & services Charlie Kindel is named chief product & technology officer. Mike Carlet will serve as the chief financial officer. Additional executives of the combined company include Jeff Dungan, G Paul Hess, JD Ellis, Barrett Schiwitz, Bryce Judd, Carmen Thiede, Graham Jaenicke, and Wally Whinna. The company will have headquarters in Charlotte, North Carolina, and Salt Lake City, Utah, with offices and local facilities around the world.

More information about SnapAV and its product brands can be found at www.SnapAV.com.

ABOUT

Established in 2005, SnapAV designs, engineers, and manufactures nearly two dozen consumer technology brands and distributes more than 2,750 install-friendly smart home, audio, video, networking, power, and surveillance products for residential and commercial professionals in 100 countries. Control4® is the smart home brand for SnapAV. The award-winning Control4 Smart Home OS has a vast interoperable ecosystem of nearly 14,000 third-party products for systems sold, installed, and supported through Control4 Authorized Dealers and more than 200 Control4 Certified Showrooms around the globe. Serving a professional channel that includes residential and commercial integrators, specialty retailers, security dealers, electricians, and distributors, SnapAV drives business efficiency and profitability through premium products, competitive pricing, best-in-class online ordering, local warehousing, and esteemed customer service. The company has headquarters in Charlotte, North Carolina, and Salt Lake City, Utah, with offices and local facilities around the globe.

Press Contact

Caster Communications

O: 401-792-7080

control4@castercomm.com  or snapav@castercomm.com

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Copyright ©2019, Wirepath Home Systems, LLC (DBA SnapAV). All rights reserved. Snap AV, Control4, Araknis, Autonomic, Binary, BakPak, Dragonfly, Episode, Luma, OvrC, NEEO, Nearus, Pakedge, Sense, Strong, SunbriteTV, Triad, Visualant, WattBox, and Wirepath and others not named are registered trademarks or trademarks of SnapAV or its affiliates in the United States and/or other countries. All other names and brands may be claimed as the property of their respective owners. All specifications subject to change without notice.

Source: SnapAV